STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/03/2000
001107983 - 3184020

CERTIFICATE OF MERGER

OF

HYCOMP, INC.
(A Massachusetts corporation)

INTO

EIEIHOME.COM INC.
(a Delaware corporation)

eieiHome.com Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
HyComp, Inc.	Massachusetts
eieiHome.com Inc.	Delaware

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Subsection (c) of Section 252 and Section 103 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is eieiHome.com Inc.

FOURTH: That the Certificate of Incorporation of eieiHome.com Inc., a Delaware corporation which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 67 Wall Street, Suite 2411, New York, New York 10005.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation upon request and without cost to any stockholder of any constituent corporation.

SEVENTH: That the total number of shares of all classes of capital stock which HyComp, Inc., a Massachusetts corporation, had authority to issue was 20,000,000 shares of Common Stock, $.01 par value per share.

<u>EIGHTH:</u> That this Certificate of Merger shall be effective upon filing.

IN WITNESS WHEREOF, eiciHome.com Inc., a Delaware corporation, has caused this Certificate to be executed by its President and attested by its Secretary this 29th day of February, 2000.

EIEIHOME.COM INC.
a Delaware corporation

By: ______________________
Name: Angelo G. MacDonald
Title: Chief Executive Officer

ATTEST:

____
Name: David C. O'Kell
Title: Secretary